Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2009 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in W. P. Carey & Co. LLC’s Annual Report on Form 10-K for the year ended December 31, 2008.
/s/ PricewaterhouseCoopers LLP
New York, New York
June 12, 2009